Exhibit 99

               OMI Corporation Reports 2006 First Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--April 24, 2006--OMI Corporation
(NYSE: OMM):

    Highlights

    -- First quarter Net Income was $63,563,000 or $0.89 basic and diluted Earnings Per Share ("EPS").

    -- In February 2006, the Board authorized $70 million for the repurchase of common stock, under which 2,204,200 shares of stock have been purchased and retired at an average price of $18.21 per share or $40.1 million in aggregate year to date.

    -- In 2006, we have entered into 7 new time charter contracts aggregating $184 million in contracted revenue.

    -- We currently have approximately $723 million in time charter revenue contracts (excluding any potential profit sharing) for the period from April 2006 to 2012. In addition, we have synthetic time charters (FFA contracts) of $59 million from July 1, 2006 through 2009.

    -- In 2006, we entered into 2 three-year synthetic time charters (FFA contracts), commencing July 1, 2006, for 1 1/2 Suezmaxes at $36,000 per day.

    -- In 2006, we agreed to sell 4 Suezmax vessels, resulting in an aggregate gain of approximately $102.6 million. The sales are expected to occur in the second quarter, and all the ships are expected to operate in our Gemini Suezmax Pool after their sale.

    -- In March 2006, we sold and leased back 2 product carriers for a gain of approximately $20.4 million, which will be recognized over the lease terms.

    -- During the first quarter, we took delivery of 4 product carrier newbuildings, 3 of which began time charters.

    -- During the first quarter, the quarterly dividend was increased by 25% to $0.10 per share.

    OMI Corporation (NYSE: OMM), a major international tanker owner and operator today reported Net Income of $63,563,000 or $0.89 basic and diluted EPS compared to Net Income of $75,781,000 or $0.88 basic and diluted EPS for the first quarter ended March 31, 2005, which included Net Gain on Disposal of Vessels of $2,874,000 or $0.03 basic and diluted EPS.
    Revenue of $193,192,000 for the first quarter ended March 31, 2006 increased $21,750,000 or 13% compared to revenue of $171,442,000 for the first quarter ended March 31, 2005. The revenue from our product carriers increased due to more operating days and higher rates. The revenue from our Suezmax vessels increased because of three additional vessels in our Gemini Suezmax Pool, which was offset by the two Suezmax vessels sold in the fourth quarter of 2005 (see Time Charter Equivalent ("TCE") Revenue section).
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "we are pleased to report record per-share first quarter net income of $0.89. We continue to reduce risk and to strengthen our financial position with selective vessel sales and additional time charters. The attractiveness of our young, high quality fleet and quality of operations enable us to obtain long-term business with first class charterers."

    RECENT ACTIVITIES AND FIRST QUARTER HIGHLIGHTS

    --  Disposition of Vessels:

    -- In April 2006, we agreed to sell our 2001-built Suezmax vessel, the SOMJIN, for a net sales price of approximately $74.3 million. The vessel is to be operated in the Gemini Suezmax Pool. Delivery to the new owners is expected to be in June 2006. The gain on the disposal is expected to be approximately $23.1 million.

    -- In March 2006, we agreed to sell two Suezmax vessels, the HUDSON and the POTOMAC, for a net sales price of approximately $142.6 million and an aggregate gain of $51.6 million. The POTOMAC will be time chartered back to the Company for five years. The vessels are expected to be delivered in the second quarter of 2006 (both will operate in the Gemini Suezmax
        Pool).

    -- In March 2006, we sold two 2003-built Panamax vessels, the OTTAWA and the TAMAR, for an aggregate net sales price of approximately $89.6 million. The vessels are being leased back under bareboat charters (we pay the vessel expenses) for approximately four years each. The gain on the disposals aggregating approximately $20.4 million was deferred and is being amortized over the lease terms. The vessels continue their current time charters, which expire in April and July 2008, respectively.

    -- In February 2006, we agreed to sell our 1998-built Suezmax vessel, the SACRAMENTO, for a net sales price of approximately $68.3 million. The vessel was delivered to the new owners on April 10, 2006 and entered into the Gemini Suezmax Pool as a pool member. The gain on the disposal of approximately $27.9 million will be recognized in the second quarter.

    --  Vessel Spot Performance:



----------------------------------------------------------------------
                             Daily TCE Rate For the
                            Quarters Ended March 31,
                                                          Percent
Vessels on Spot               2006          2005          Change
----------------------------------------------------------------------
Crude (Suezmax) Fleet       $57,770       $60,316           -4%
----------------------------------------------------------------------
Clean Fleet                 $35,316       $27,014           31%
----------------------------------------------------------------------


    -- In the first quarter of 2006, the TCE average rate for OMI's crude (Suezmax) fleet of $57,770 per day was approximately 2% higher than the fourth quarter average rate of $56,555 per day and 4% less than the first quarter of 2005 average rate of $60,316 per day (see Market Overview section).

    -- In the first quarter of 2006, the TCE average rate for OMI's clean fleet of product carriers of $35,316 per day was approximately 21% higher than the fourth quarter average rate of $29,233 per day and 31% more than the first quarter of 2005 average rate of $27,014 per day (see Market Overview section).

    --  Recent Contracts for Long-Term Time Charters:

    -- In April 2006, OMI entered into a four-year fixed rate time charter commencing in the second quarter for the chartered-in Suezmax tanker CAPE BONNY, which will increase time charter revenue over the charter term by approximately $52 million.

    -- During the first quarter we continued to increase the fixed rate revenue for our fleet by adding 6 contracts for time charters, 3 new three-year time charters for product carrier newbuildings being delivered in 2006, 2 two-year extensions for product carriers time charters expiring in 2006 and one three-year contract for a Suezmax vessel. These charters will increase contracted time charter revenue over their terms by approximately $132 million, not including profit sharing on 4 of the product carriers.

    -- In April, we entered into a three-year synthetic time charter (an FFA contract) beginning in July 2006 for a half a Suezmax vessel (or for 65,000 metric tons) at $36,000 per day.

    -- In March, we entered into a three-year synthetic time charter (an FFA contract) beginning in July 2006 for a Suezmax at $36,000 per day.

    For more detailed information, see Contracted Time Charter Revenue section.

    --  Financial:
    (Note: For more detailed information refer to the Liquidity and Capital Expenditures section.)

    -- During 2006 (to the date of this release), OMI repurchased and retired 2,204,200 shares of common stock at an average of $18.21 per share aggregating approximately $40.1 million (including 1,248,300 shares which were repurchased in the first quarter at an average price of $18.15 per share aggregating $22.7 million). The Company has completed 57% of the previous $70.0 million authority announced February 2006. OMI currently has 69,087,591 shares outstanding.

    -- On February 16, 2006, the Board approved an increase in our quarterly dividend from $0.08 per share to $0.10 per share and declared the $0.10 per share dividend to shareholders of record on March 22, 2006. The dividend of $7.1 million was paid on April 12, 2006. The fourth quarter dividend of $6.0 million was paid on January 11, 2006.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market continued to be strong in the first quarter of 2006, notwithstanding an increase in the world tanker fleet. The average spot TCE for Suezmax tankers in the West Africa to U.S. trade, though lower than the preceding quarter rate was about the same as the rate prevailing in the same period of last year. This was the result of continued world oil demand growth, colder than normal weather in the Northern Hemisphere and high OPEC oil production. Freight rates in the crude oil tanker market have softened thus far in the second quarter of 2006.
    The average OPEC oil production in the first quarter of 2006 totaled about 29.7 million barrels per day ("b/d"), about 0.3 million b/d higher compared to the same period last year. OPEC oil production, including Iraq, in the second quarter of 2006 is expected to average
30.0 million b/d, about 0.3 million b/d higher than the preceding quarter and the same period a year ago.
    World oil demand in the first quarter of 2006 was about 1.4 million b/d higher than the preceding quarter, and 1.0 million b/d higher compared to the same period of last year. World oil demand in 2006 is expected to increase at a higher rate than last year, as a result of further improvement of world economic activity, notwithstanding persistent high oil prices due to low spare oil production capacity, ongoing geopolitical risks and hurricane related oil production and refinery problems in the Gulf of Mexico.
    Hurricane activity in the fall of 2005 resulted in shutdowns of most of the U.S. crude oil production and refinery capacity in the Gulf of Mexico. It is estimated that about 0.3 million b/d of crude oil production and about 0.6 million b/d of refinery capacity was out of service at the end of the first quarter of 2006, and that about 0.3 million b/d of crude oil production and 0.2 million b/d of refinery capacity will still be out of service at the end of the first half of 2006. Both refinery capacity and crude oil production are expected to be fully restored during the second half of 2006.
    Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of March 2006 were about 51 million barrels, or 2.4% higher than the year earlier level, and 3.2% above the average of the last five years, with most of the surplus in the United States. At the same time, crude oil inventories were 3.0% and petroleum products inventories were 3.4% higher than the average of the last five years, respectively.
    The world tanker fleet totaled 332.8 million dwt at the end of the first quarter of 2006, up by 6.6 million dwt or 2.0% from the year-end 2005 level. The total tanker fleet includes 44.0 million dwt Suezmaxes, excluding shuttle and U.S. flag Suezmaxes, up by 3.3% from the year-end 2005 level.
    The tanker orderbook totaled about 92.5 million dwt, or 27.8% of the existing fleet at the end of March 2006. Approximately 16.1 million dwt are for delivery in 2006, 28.9 million dwt in 2007, 28.9 million dwt in 2008 and most of the balance in 2009.
    The tanker orderbook includes 60 Suezmaxes of about 9.5 million dwt or 21.6% of the existing internationally trading Suezmax tanker fleet. Twelve Suezmaxes are scheduled for delivery in 2006, 26 in 2007, 17 in 2008 and the balance in 2009. The Suezmax orderbook for delivery in the next few years represents vessels to replace old tonnage affected by IMO regulations as well as to satisfy an expected increase in demand. It should be noted that more trades suitable for Suezmaxes are developing and that Suezmax tankers are flexible vessels since they are traded effectively in medium and long haul trades.
    At the end of the first quarter of 2006, approximately 34.7 million dwt or 10.4% of the total tanker fleet were 20 or more years old, including 13.1 million dwt or 3.9% of the fleet which was 25 or more years old. Furthermore, eight Suezmaxes were 20 or more years old, including one which was 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 0.9 million dwt in the first quarter of 2006, including one VLCC.
    The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. These regulations primarily prevent single hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single hull tankers to 2010, in line with EU rules, and force all single hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. However, it allows flag states to permit single hull tankers with segregated ballast (SBT) and smaller tankers to operate beyond 2010, but the tanker must not be in operation beyond the date of delivery in 2015 or the date in which the tanker becomes 25 years old, whichever is earlier, subject to satisfactory results from CAS. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years of age after the date of delivery.
    At the end of March 2006, there were about 96.1 million dwt of tankers or 28.9% of the total tanker fleet which will be affected by these regulations.

    Product Tanker Overview

    The strong performance of the product tanker market in 2005 continued in the first quarter of 2006. The average spot TCE for handysize product tankers in the Caribbean was higher than the preceding quarter rate but below the rate prevailing in the same period of last year. The product tanker market strength was the result of continuous growth in the demand for oil, colder than normal winter, shortage of refinery capacity in consuming areas and the substantial loss of U.S. refinery capacity in the Gulf of Mexico due to hurricane activity recently, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market have softened thus far in the second quarter of 2006.
    The world product tanker fleet (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about 77.4 million dwt at the end of March 2006, up by about 3.2% from the year-end 2005 level. The total product tanker fleet includes about 43.4 million dwt handysize and handymax product tankers, up by 3.1% from the year-end 2005 level.
    The product tanker orderbook for delivery over the next few years totaled about 30.8 million dwt, or about 39.8% of the existing product tanker fleet at the end of March 2006. Approximately 7.7 million dwt are for delivery in 2006, 10.1 million dwt in 2007, 9.4 million dwt in 2008 and most of the balance in 2009. At the end of March 2006, approximately 14.7 million dwt or 19.0% of the existing fleet were 20 or more years old.
    The orderbook for handysize and handymax product tankers at the end of March 2006 totaled about 13.4 million dwt or 30.9% of the existing handysize and handymax product tanker fleet. Approximately
3.1 million dwt are for delivery in 2006, 4.7 million dwt in 2007, 4.0 million dwt in 2008 and most of the balance in 2009.
    Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of March 2006 were 34 million barrels or 2.5% higher than the same time a year ago, and 3.4% above the average of the last five years. At the same time, inventories of gasoline, the seasonal product, in these areas were 1.4% lower than last year and about the same as the last five years average.
    Commercial gasoline inventories in the United States at the end of March 2006 were at about the same level as a year ago, and 1.9% higher than the average of the last five years. The gasoline market in the United States is expected to be tight during the upcoming driving season as a result of increasing gasoline demand, the loss of refinery capacity in the U.S. Gulf of Mexico due to hurricane activity last fall and the high refinery maintenance schedule in the January-April 2006 period, at a time that refinery capacity limitations have been aggravated by regulations for cleaner gasoline, specifically this year's lower sulfur requirements. This is expected to create product tanker transport opportunities.
    The tanker market is likely to be affected by the seasonal decrease of world oil demand in the second quarter. However, the tanker market's profitability is expected to continue in the foreseeable future as a result of improving world economic activity, the usual higher oil demand growth in the second half of the year, the loss of U.S. oil production and refinery capacity due to hurricane activity in the Gulf of Mexico recently, and disruptions due to political instability in Nigeria, an OPEC short-haul oil producer.

    FLEET REPORT

    Our fleet is concentrated into two vessel types: Suezmax tankers ("crude" vessels), which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. At March 31, 2006, our fleet comprised 49 vessels. Four of the Suezmax tankers are chartered-in: the OLIVER JACOB, whose charter expires June 2010; the MAX JACOB, whose charter expires December 2006; the CAPE BASTIA, whose charter expires June 2012; and the CAPE BONNY, whose charter expires September 2012; and two product carriers are bareboat chartered-in: the OTTAWA, whose charter expires April 2010; and the TAMAR, whose charter expires July 2010 (See Exhibit 1 for OMI's Fleet by vessel).
    The following table of OMI's fleet includes wholly owned and chartered-in vessels as of March 31, 2006 as well as revenue days for those vessels for the quarter ended March 31, 2006 (Note: Revenue days exclude the days our owned vessels are in drydock and the days our chartered-in vessels are off-hire):



          ------------------------------------------------------------
              Number   Number    Number      Number   Total     Number
                of      of        of          of      Number     of
             Vessels  Revenue   Vessels     Revenue     of     Revenue
              Owned    Days   Chartered-In    Days    Vessels   Days
          ------------------- ---------------------- -----------------
Suezmaxes -
 Spot (a)         9     810         3          338       12     1,148
Suezmaxes - TC    2     180         1            4        3       184
Product
 Carriers - Spot  5     449       n/a          n/a        5       449
Product
 Carriers - TC   27   2,359         2            6       29     2,365
          ------------------- ---------------------- -----------------

(a) Excludes five pool participant vessels that operate in the Gemini Suezmax Pool.


    FINANCIAL INFORMATION

    The following table summarizes OMI Corporation's results of operations for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005.




RESULTS OF OPERATIONS
----------------------

(In thousands, except per share data)              For the Quarters
                                                    Ended March 31,
                                                    2006       2005
                                                  --------- ---------
Voyage and time charter revenue                    $192,480  $170,889
Voyage expense                                       35,937    30,053
                                                   --------- ---------
Time charter equivalent revenue                     156,543   140,836
Other revenue                                           712       553
Vessel expense and charter hire expense              57,181    35,706
Depreciation and amortization                        16,690    16,545
General and administrative  expense                   8,067     6,366
Gain on disposal of  vessels (1)                          -    (2,874)
                                                   --------- ---------
Operating income                                     75,317    85,646
                                                   --------- ---------

Interest expense                                    (12,207)  (10,531)
Interest income                                         397       278
Other (2)                                                56       388
                                                   --------- ---------
Net  income                                        $ 63,563  $ 75,781
                                                   ========= =========

Basic earnings  per share                          $   0.89  $   0.88
Diluted  earnings  per share                       $   0.89  $   0.88

Weighted average shares outstanding-basic            71,150    85,636
Weighted average shares outstanding-diluted          71,206    85,713


(1) The Gain on disposal of vessels of $2,874,000 for the quarter ended March 31, 2005, resulted from the sale of two non- double hull handysize crude oil tankers in January.

(2) Other Income includes realized and unrealized gains on freight forward agreements aggregating $43,000 and $388,000 for the quarters ended March 31, 2006 and 2005, respectively.



    Time Charter Equivalent Revenue

    OMI operates vessels on both voyage (or "spot") charters and on time charters ("TC"). In both 2006 and 2005, the majority of our tonnage (primarily our Suezmax vessels) operated in the spot market, giving us the ability to benefit from the strong spot market. As of March 31, 2006, 51% of our vessels by dwt (17 vessels) operated in the spot market and 32 of our 49 vessels operated under time charters. Fifteen vessels were under profit sharing arrangements (see Contracted Time Charter Revenue section). Our time charters with profit sharing arrangements have a floor rate. If earnings exceed that rate, we share in the profit above that rate equally. This enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses and charter hire expenses for vessels on time charter, consolidated general and administrative expenses and interest expense).
    TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TCE revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year.

    2006 Quarter vs. 2005 Quarter

    The Company earned TCE revenue of $156,543,000 for the quarter ended March 31, 2006 and $140,836,000 for the quarter ended March 31, 2005, an increase of $15,707,000 or 11%. During the quarter ended March 31, 2006, 69% or $108,162,000 of our TCE revenue was earned by vessels operating in the spot market and 31% or $48,381,000 of our TCE revenue was earned by vessels operating on TC.
    The following table illustrates the TCE revenue fluctuation for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005:



----------------------------------------------------------------------

                                                  Increase   Increase
                                                 (Decrease) (Decrease)
For the Quarters       TCE Revenue     Increase   Daily TCE  Operating
Ended March 31,    2006         2005  (Decrease)    Rate       Days
                 --------     ------- ---------- ---------- ----------
                         (In thousands)
TCE Revenue for
Vessels on Time
Charters:
----------------
Clean Fleet     $ 42,897     $ 25,093    $17,804         11%      830
Crude Fleet        5,484          941      4,543        n/a (a)   127
                --------    --------- ----------                ------
Total           $ 48,381     $ 26,034    $22,347                  957
                ========    ========= ==========                ======
TCE Revenue for
Vessels on Spot:
---------------
Clean Fleet     $ 15,859     $ 22,519    $(6,660)        31%     (382)
Crude Fleet       92,303       92,283         20         -9%       68
               ---------  -----------  ---------                ------
Total           $108,162     $114,802    $(6,640)                (314)
               =========  ===========  =========                ======

Total           $156,543     $140,836    $15,707                  643
               =========  ===========  =========                ======

(a) TCE rates for Suezmax vessels on time charter was $29,835 per day for 184 days in 2006 compared to the handysize crude oil carrier rate of $16,505 per day for 57 days in 2005.


    TCE revenue of $108,162,000 earned by vessels operating in the spot market during the first quarter of 2006 decreased a net of $6,640,000 compared to TCE revenue of $114,802,000 earned by vessels operating in the spot market during the first quarter of 2005. The net decrease in TCE revenue resulted primarily from the clean fleet, which decreased $6,660,000 because of the decrease of 382 operating days for vessels that began operating on time charter contracts which was partially offset by an increase in spot rates for the period (see Market Overview section for explanations of rate fluctuations). Decreases in the clean fleet were offset by a net increase of $20,000 earned by the crude fleet. Net increases in the crude fleet resulted primarily from revenue earned by three additional non-OMI vessels, which added 270 days, operating in the Gemini Suezmax Pool during the 2006 period and 158 additional operating days from two vessels chartered-in during 2005, offset by lower spot revenue due to a reduction of 360 operating days from two vessels that began time charters in May 2005 and two vessels sold in November 2005.
    TCE revenue of $48,381,000 earned by vessels on time charter during the first quarter of 2006 increased $22,347,000 compared to TCE revenue of $26,034,000 earned by vessels on time charter during the first quarter of 2005. Increases in the product carrier fleet of $17,804,000 were primarily from revenue earned by 8 vessels acquired (5 in 2005 and 3 in 2006) increasing operating days by 494 days, in addition to new or renewed time charter contracts at higher rates increasing operating days by 336 days. Increases in the crude fleet of $4,543,000 primarily resulted from revenue earned by two Suezmax vessels that began time charters in May 2005.
    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Operating Expenses

    Vessel expense and charter hire expense increased $21,475,000 for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005. Vessel expenses increased $1,391,000 for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005 for product carriers acquired (4 vessels during 2006 and 5 vessels during 2005) offset by decreases in vessel expense for 2 Suezmax vessels sold. Charter hire expense increased $20,084,000 for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005, primarily due to increases in charter hire expense of $14,977,000 relating to the Gemini Suezmax Pool resulting from three vessels that were added to the pool (see Note below for discussion of Gemini Suezmax Pool), which were offset by decreases in pool hire expense resulting from lower rates earned during the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005. Charter hire expense also increased $5,107,000 resulting from the chartering-in of two additional vessels during June and September 2005 for a seven-year period.
    Note: Gemini Tankers ("Gemini"), a wholly owned subsidiary of OMI, began operating in December 2003. Gemini is a pool for double hull Suezmax vessels. As of March 31, 2006, there were 18 Suezmax vessels (13 from OMI and 5 from other pool members) operating in the pool. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.
    Depreciation and amortization expense increased a net of $145,000 for the quarter ended March 31, 2006 compared the quarter ended March 31, 2005. The increase in depreciation expense was primarily due to 7 product carriers acquired which was offset by reductions to depreciation expense relating to 2 vessels disposed of in March 2006 (OTTAWA and TAMAR), 3 vessels held for sale at March 31, 2006 (SACRAMENTO, HUDSON and POTOMAC) and the 2 vessels sold in November 2005 (PECOS and SABINE).
    General and administrative expense increased $1,701,000 for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005 primarily as a result of increased compensation and employee benefits expense (which is 81% of the increase, 46% of which relates to increases in non-cash expense from amortization of restricted stock awards from 2005 grants) and increases in professional fees and other additional corporate requirements.

    LIQUIDITY AND CAPITAL EXPENDITURES

    Cash and cash equivalents of $104,477,000 at March 31, 2006 increased $62,180,000 from $42,297,000 at December 31, 2005. During the quarter ended March 31, 2006, we received net proceeds of $89,591,000 from the disposal of vessels, repaid $54,033,000 in debt ($46,530,000 in repayments were for the vessels disposed of), paid $92,314,000 for capital expenditures, primarily for the acquisition of four vessels and drew down $47,000,000 under our credit facilities. We also paid a cash dividend of $5,704,000 and bought back $13,969,000 of the Company's common stock. During the quarter ended March 31, 2006, we funded all our capital expenditures with operating cash flow and bank financing.
    Our debt to total capitalization ratio (debt and stockholders' equity) at March 31, 2006 was 53% and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 50%. As of April 21, 2006, we have approximately $526,484,000 in available liquidity (including cash and undrawn lines of credit).
    We expect to use cash from operations or undrawn balances available to us through our revolving credit facilities to finance capital expenditures, repurchase common stock under future authorized programs and repay debt at opportunistic times. See the below section, Capital Expenditures for Vessels and 2006 Expenditures for Drydock, for additional cash flow requirements in 2006 relating to capital expenditures for the remaining vessel to be delivered in 2006 and expected cash estimated to be used for drydocking.

    Capital Expenditures for Vessels

    Vessel under Construction Contract

    At March 31, 2006, we had a commitment to take delivery of one handymax product carrier, which is scheduled to be delivered in May 2006. The contract cost for the vessel is $38,700,000. As of March 31, 2006, payments of $20,024,000 had been made on this contract, $2,785,000 of which was paid during the quarter ended March 31, 2006. The remaining payment of $18,676,000 will be made upon delivery. (See
Exhibit 1, Fleet Report section for additional information about the vessel to be acquired.)

    2006 Expenditures for Drydock

    OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we anticipate the drydock of up to five vessels (one was drydocked in the first quarter of 2006) for the remainder of 2006 for an estimated aggregate cost of $3,400,000. The vessels are expected to incur up to an aggregate of approximately 116 off-hire days.
    The following is a breakdown of the actual first quarter and estimated drydocks for the second quarter and second half of 2006 as well as the estimated drydock cost (in thousands) with the allocation of off-hire days by vessel segment and charter type (spot or TC) for product carriers:



            No. of Days Off-               No. of Days Off-
            Hire for Drydock   Projected   Hire for Drydock  Projected
            1st Qtr. of 2006     Costs     2nd Qtr. of 2006    Costs
            -----------------------------  ---------------------------
Crude Fleet:
  Suezmax - spot           -      $    -                 -     $   -
  Suezmax - TC             -           -                20       350

Clean Fleet:
  Products - TC           24         418                 -         -
  Products - spot          -           -                 -         -
            -----------------------------  ---------------------------
Total                     24      $  418                20     $ 350
            =============================  ===========================


            No. of Days Off-               Projected Total  Projected
            Hire for Drydock   Projected       Off- Hire      Total
            2nd half of 2006     Costs           Days         Costs
           ------------------------------  ---------------------------
Crude Fleet:
  Suezmax - spot          20      $  350                20    $  350
  Suezmax - TC                         -                20       350

Clean Fleet:                                             -         -
  Products - TC           76       2,700               100     3,118
  Products - spot          -           -                 -         -
           ------------------------------   --------------------------
Total                     96      $3,050               140    $3,818
           ==============================   ==========================


    Contracted Time Charter Revenue

    The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing for one vessel of approximately $2.6 million earned during the quarter ended March 31, 2006 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.
    The following table reflects our actual results for the quarter ended March 31, 2006 and current contracted time charter revenue (see Recent Activities and First Quarter Highlights section), through 2012, including the 7 recent contacts for long-term time charters explained in the Recent Activities and Highlights section of this press release:




                        2006     2007      2008    2009      2010-2012
                      -------  -------  -------- --------    ---------
(In millions)
TC Revenue             $225.2   $222.6    $170.9   $85.9        $67.8
Number of Vessels (a)      33       30        18       8(b)         -
Vessels with Profit
 Sharing (a)               15       13         9       4            -


(a) Number of vessels at the end of each year assuming no additional extensions or new charters.
(b) The remaining 9 charters expire as follows: 7 charters will expire in 2010 and 2 will expire in 2012.


    We recognize profit sharing, if any, for each vessel with a profit sharing provision in the time charter contract when the minimum threshold is met, which is the minimum charter hire revenue.
Historically, we have recognized profit sharing on or about the anniversary of each time charter contract. The table below reflects the number of vessels for which we expect to record profit sharing, by quarter:



                    2006        2007      2008       2009       2010
                   --------   --------- --------- ----------  --------

First Quarter        1           3           3           1          0
Second Quarter       5           7           6           6          3
Third Quarter        4           4           4           2          1
Fourth Quarter       1           1           0           0          0
                   ---------------------------------------------------
                    11          15          13           9          4
                   ===================================================



    ABOUT OMI

    OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 48 vessels, approximately 3.5 million dwt, is the youngest large fleet of tankers in the world, with an average age at March 31, 2006 of approximately 3.7 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

    OMI trades on the New York Stock Exchange under the symbol "OMM."

    Note (1): All averages referring to vessel age in this release are weighted averages based on dwt and are calculated as of March 31, 2006. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line.

    EARNINGS CONFERENCE CALL

    OMI Corporation will hold an earnings conference call presentation on Tuesday, April 25, 2006 at 10:30 a.m. (Eastern Time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com, along with a slide presentation. A replay of the call will be available at 1:30 p.m. on April 25, 2006 at (888) 203-1112 for North America and (719) 457-0820
for International callers (Pass Code 2884532).

    OTHER FINANCIAL INFORMATION

    CONDENSED BALANCE SHEETS

    The following are OMI's Condensed Balance Sheets as of March 31, 2006 and December 31, 2005:




CONDENSED BALANCE SHEETS                      March 31,   December 31,
------------------------                        2006         2005
(In thousands)                              ------------ -------------

Cash and cash equivalents                     $  104,477  $   42,297
Vessels held for sale                            129,054           -
Other current assets                              84,274      85,539
Vessels and other property-net                 1,430,375   1,488,230
Construction in progress (newbuildings)           21,494      84,042
Other assets                                      32,385      27,935
                                             ------------ -----------
Total assets                                  $1,802,059  $1,728,043
                                             ============ ===========

Current portion of long-term debt (1)         $   27,350  $   34,491
Other current liabilities                         92,715      73,669
Long-term debt (1)                               861,484     861,376
Other liabilities                                 23,621       3,571
Total stockholders' equity                       796,889     754,936
                                             ------------ -----------
Total liabilities and stockholders' equity    $1,802,059  $1,728,043
                                             ============ ===========

(1) As of March 31, 2006, the available undrawn balance under credit facilities was $370,550,000.


    RESULTS BY FLEET

    The following discussion of Operating Income includes TCE revenue less vessel expense, charter hire expense and depreciation and amortization, General and administrative ("G & A") expenses allocated to vessels and gain/loss on disposal of vessels for the crude and clean segments.
    Crude Fleet - Operating Income decreased $14,446,000 for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005. The net decrease in Operating Income during the 2006 period was primarily attributable to (1) the decreases in the Suezmax TCE revenue resulting from lower average TCE rates earned by Suezmax vessels operating in the spot market (see Market Summary), (2) two vessels previously operating in the spot market during 2005 began operating on long-term time charters at lower TCE rates beginning in May 2005, (3) higher charter hire expense from two vessels chartered-in during June and September 2006, (4) less earnings from two Suezmax vessels disposed of in November 2005 and (5) less earnings from two handysize vessels disposed of in January 2005.
    The following table illustrates the crude fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels Operated by the crude oil fleet for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005 (Note: Amounts for some vessels sold include the settlement of certain revenues and expenses, including insurance claims from prior years):



----------------------------------------------------------------------
BREAKDOWN BY FLEET
-------------------
(In Thousands, Except Daily Rates & Expenses,
Number of Vessels and Number of Days)
                                                      For the Quarters
                                                            Ended
                                                          March 31,
CRUDE FLEET:                                            2006     2005
------------------------------------------------------------- --------
Suezmaxes - On Spot and Time Charter:
TCE Revenue(1),(2)
     Suezmaxes - On Spot *                           $92,307  $92,283
     Suezmaxes - On Time Charter(3)                    5,484        -
                                                     -------- --------
Total TCE Revenue                                     97,791   92,283
Vessel Expense                                         6,050    7,774
Charter Hire Expense:
     Pool Charter Hire Expense                        25,834   10,857
     Charter Hire Expense (Under Operating Leases)*    9,216    4,177
Depreciation and Amortization                          6,437    7,971
G&A Allocated to Vessels                               2,302    2,793
                                                     -------- --------
Operating Income                                     $47,952  $58,711
                                                     ======== ========

----------------------------------------------------------------------
Suezmaxes - On Spot:
Average Daily TCE*                                   $57,773  $60,316
Number of  OMI TCE Revenue Days*(2)                    1,148    1,350
Number of  Pool Member TCE Revenue Days(1)               450      180
----------------------------------------------------------------------
Suezmaxes - On Time Charter:
Average daily TCE                                    $29,835      n/a
Number of  OMI TCE Revenue Days(3)                       184      n/a
----------------------------------------------------------------------
Suezmaxes - On Spot and Time Charter:
Average Daily Vessel  Expense                        $ 6,111  $ 6,624
Average Daily Charter Hire Expense                   $25,600  $23,206
Average Number of Wholly Owned Vessels                  11.0     13.0
Average Number of Chartered-In Vessels                   4.0      2.0
----------------------------------------------------------------------
Handysize Crude Oil Carriers Sold in 2005:(4)
TCE Revenue                                          $     -  $   941
Vessel Expense                                             -      128
Depreciation and Amortization                              -        -
(Gain)/Loss on Sale of Vessels                             -   (2,874)
                                                     -------- --------
Operating Income                                     $     -  $ 3,687
                                                     ======== ========

Average Daily TCE                                        n/a  $16,505
Number of  TCE Revenue Days                              n/a       57
Average Number of Wholly Owned Vessels                   n/a      n/a

----------------------------------------------------------------------
Total Operating Income                               $47,952  $62,398
                                                     ======== ========

Note: Number of operating or TCE revenue days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel
Expenses are computed using the number of days in the period which OMI owned the vessel.

* Includes four vessels chartered-in.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Gemini Suezmax Pool. As of March 31, 2006, the Suezmax pool included 13 of OMI's Suezmaxes and five Suezmaxes owned by other pool members. As of March 31, 2005 there were 15 of OMI's Suezmaxes and two Suezmaxes owned by other pool members (see Note (3) below).

(2) In November 2005, two 1998 built Suezmax vessels were disposed of.

(3) During May 2005, two Suezmax vessels previously operating in the spot market (in the Gemini Suezmax Pool) began operating on 7-year time charters with profit sharing. During November 2005, one of the Suezmax vessels was sold and a vessel previously operating in the Gemini Suezmax Pool replaced that vessel in its time charter contract.

(4) In January 2005, two handysize crude oil carriers were sold.


    Clean Fleet - Operating Income increased $5,957,000 for the quarter ended March 31, 2006 over the comparable quarter ended March 31, 2005. The increase in Operating Income in the 2006 period was primarily attributable to increased number of operating days resulting from 5 vessels acquired in 2005, increasing operating days in 2006 by 333 days, and four vessels in 2006, increasing operating days by 139 days, in addition to increases in TCE rates for time charters in 2006 for new or renewed contract rates. The increase in Operating Income was partially offset by the decrease in earnings for vessels that operated on spot charters in the first quarter in 2005 (an aggregate of 336 days) at higher rates than the time charter rates being received for these vessels in 2006.
    The following table illustrates the clean fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels operated by the clean fleet for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005 (Note: Amounts for certain vessels sold include the settlement of certain revenues and expenses):



----------------------------------------------------------------------
BREAKDOWN BY FLEET
----------------------------------------------------
(In Thousands, Except Daily Rates & Expenses,
Number of Vessels and Number of Days)
                                                          For the
                                                       Quarters Ended
                                                         March 31,
CLEAN  FLEET:                                          2006     2005
                                                    --------- --------
Products - On Time and Spot Charter:
TCE Revenue:(1)
     Products - On Time Charter(2)                   $42,897  $25,093
     Products - On Spot                               15,855   22,519
                                                    --------- --------
Total TCE Revenue                                     58,752   47,612
Vessel Expense                                        16,124   12,863
Charter Hire Expense                                      68        -
Depreciation and Amortization                         10,094    8,468
G&A Allocated to Vessels                               1,296    1,068
                                                    --------- --------
Operating Income                                     $31,170  $25,213
                                                    ========= ========

----------------------------------------------------------------------
Products - On Time Charter:
Average Daily TCE                                    $18,131  $16,337
Number of  TCE Revenue Days                            2,366    1,536
----------------------------------------------------------------------
Products - On Spot:
Average Daily TCE                                    $35,323  $27,028
Number of  TCE Revenue Days                              449      831
----------------------------------------------------------------------
Products - On Time and Spot Charter:
Average Daily Vessel  Expense                        $ 5,681  $ 5,372
Average Number of Wholly Owned Vessels(3)               31.5     26.3

Note: Number of Operating or TCE Revenue Days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel
Expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses.

(2) During the quarter ended March 31, 2006, OMI recognized profit sharing revenue of approximately $2,626,000, compared to $3,176,000 for the quarter ended March 31, 2005.

(3) In January, February and March 2006, three handymax and one handysize product carrier were acquired. In January, March, May and July 2005, two handymax and three handysize product carriers were acquired.


    EXHIBIT 1

    FLEET REPORT

    Our fleet currently comprises 48 vessels aggregating approximately
3.5 million dwt. Following completion of announced transactions scheduled to be completed in 2006, the Company's fleet will aggregate 47 vessels, 7 owned and 5 chartered-in Suezmaxes and 33 owned and 2 chartered-in product carriers, aggregating 3.4 million dwt as follows:



                                      Year                   Charter
Name of Vessel    Type of Vessel      Built       Dwt       Expiration
----------------- --------------    ---------  --------   ------------
CRUDE FLEET:
------------

Wholly-Owned:
------------
ARLENE                 Suezmax         2003     165,293      SPOT
INGEBORG               Suezmax         2003     165,293      SPOT
DELAWARE(1)            Suezmax         2002     159,452      SPOT
DAKOTA                 Suezmax         2002     159,435      SPOT
ADAIR                  Suezmax         2003     159,199      SPOT
ANGELICA               Suezmax         2004     159,106      SPOT
JANET                  Suezmax         2004     159,100      SPOT
                                              ----------
                                              1,126,878
                                              ----------
Time chartered-in:
-------------------
POTOMAC(1)             Suezmax         2000     159,999    May-12(P)
CAPE BASTIA            Suezmax         2005     159,156    Apr-09
CAPE BONNY             Suezmax         2005     159,062    Apr-10
OLIVER JACOB           Suezmax         1999     157,327      SPOT
MAX JACOB              Suezmax         2000     157,327    May-12(P)
                                              ----------
                                                792,871
                                              ----------
Total Crude Fleet                             1,919,749
                                              ----------

CLEAN FLEET:
------------

Wholly-Owned:
------------
NECHES                Handymax         2000      47,052    Oct-07
SAN JACINTO           Handymax         2002      47,038    Apr-08
MOSELLE               Handymax         2003      47,037    Feb-09
GUADALUPE             Handymax         2000      47,037    Apr-08
AMAZON                Handymax         2002      47,037    Apr-08
THAMES                Handymax         2005      47,036    Oct-06
ROSETTA               Handymax         2003      47,015    Mar-09
REPUBLICAN            Handymax         2006      47,000    Jun-09(P)
LAUREN                Handymax         2005      46,955    Dec-07(P)
JEANETTE              Handymax         2004      46,955    Mar-08(P)
HORIZON               Handymax         2004      46,955    Dec-08
KANSAS                Handymax         2006      46,922    Apr-09(P)
WABASH                Handymax         2006      46,893    Mar-08(P)
BRAZOS                Handymax         2005      46,889    Dec-08
RUBY                 Handysize         2004      37,384      SPOT
ORONTES              Handysize         2002      37,383    May-10
OHIO                 Handysize         2001      37,278    May-10
GARONNE              Handysize         2004      37,278    Apr-09(P)
ASHLEY               Handysize         2001      37,270      SPOT
MARNE                Handysize         2001      37,230      SPOT
GANGES               Handysize         2004      37,178      SPOT
LOIRE                Handysize         2004      37,106    Feb-09(P)
FOX                  Handysize         2005      37,006    May-10(P)
RHINE                Handysize         2006      36,993      SPOT
TEVERE               Handysize         2005      36,990    Jul-10(P)
SAONE                Handysize         2004      36,986    Jul-09(P)
TRINITY              Handysize         2000      35,834    Mar-10
MADISON              Handysize         2000      35,828    Mar-10
RHONE                Handysize         2000      35,775    May-07(P)
CHARENTE             Handysize         2001      35,751    Sep-08(P)
ISERE                Handysize         1999      35,438    Sep-08(P)
SEINE                Handysize         1999      35,407    Aug-08
                                             ----------
                                              1,317,936
                                             ----------

Bareboat chartered-in:
---------------------
TAMAR                  Panamax         2003      70,362    Jul-08
OTTAWA                 Panamax         2003      70,297    Apr-08
                                             ----------
                                                140,659
                                             ----------
Total Clean Fleet                             1,458,595
                                             ----------

Total Current Fleet                           3,378,344
                                             ----------

Vessel Under Construction:
---------------------------
PLATTE                Handymax       May-06      47,000    May-09
                                             ----------
Total Fleet with Vessel Under
 Construction                                 3,425,344
                                             ==========

Note: Vessels owned and chartered-in are all double hull.

(1) The DELAWARE will replace the POTOMAC as a substitute vessel for the time charter expiring May 2012 upon the sale of the POTOMAC in the second quarter. The POTOMAC will operate in the Gemini Suezmax Pool once time chartered back to the Company.

(P) Time charters with profit sharing.



    FORWARD-LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plans," "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double-hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimate of time charter and time charter equivalent rates being achieved by our vessels, estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability, claims, demurrage, the affect on rates of future voyages and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.



    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773